EXHIBIT 99.1

Standard Parking Announces 2-for-1 Stock Split, $25 Million Increase in Stock Repurchase Authorization and Appointment of Karl G. Andren as Director

CHICAGO, Dec. 6, 2007 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that its Board of Directors and shareholders holding a majority of its common stock have approved the issuance of additional shares of common stock in order to effectuate a 2-for-1 stock split. Shareholders holding a majority of the common stock have approved an amendment to the Company's charter that increases the authorized common stock from 12,100,000 to 21,300,000 shares. The common stock par value will remain unchanged at $0.001 per share. The charter amendment is expected to be filed in early January.

The amendment will enable the Company to effectuate a 2-for-1 stock split to be paid in the form of a 100% stock dividend to the Company's stockholders of record as of the close of business on January 8, 2008. Stockholders of record will be issued one additional share of common stock for every share of common stock held on the record date. It is expected that the new shares will be distributed in book form to stockholders on January 17, 2008 through the Direct Registration System, and that the share price will be adjusted accordingly on the NASDAQ Global Market for trading beginning January 18, 2008.

James A. Wilhelm, President and Chief Executive Officer, said, "Today's announcement of a stock split is indicative of the confidence that the Company's Board and management have in the Company's current business momentum and the long-term opportunities that lie ahead. This split is designed to further improve our overall trading liquidity by making our shares more accessible to institutions and individual stockholders."

Separately, the Company's Board of Directors has increased its existing authorization to repurchase common stock by an additional $25 million. Through September 30, 2007, the Company had repurchased $15 million of its common stock under the $20 million authorization approved by the Board in March 2007.

Finally, the Company also announced today that its Board has appointed Karl G. Andren as a director effective as of January 1, 2008. Mr. Andren has been appointed to serve on the Company's audit committee. Mr. Andren, 61, served as Chairman of Circle-Line Sightseeing Yachts, Inc., a subsidiary of New York Cruise Lines, Inc., which operates the leading sightseeing cruise line in New York City, from 1981 until July 2007.

Commenting on the appointment of Mr. Andren, John V. Holten, Standard Parking's Chairman of the Board, said, "We are pleased that Karl is joining our team. His experience in managing service-oriented businesses, entrepreneurial background and role as former Chairman of New York's Visitors and Convention Bureau, will add an additional dimension to our Company's leadership."

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 320 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of December 6, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

CONTACT: Standard Parking Corporation
         G. Marc Baumann, Executive Vice President and
          Chief Financial Officer
         (312) 274-2199
         mbaumann@standardparking.com